Exhibit 99

Wendy’s International, Inc. reports June sales

Tim Hortons continues to produce strong same-store sales,
up 7.9% in Canada and 9.5% in the U.S.

Wendy’s U.S. company same-store sales increased 2.3%

Company reiterates 13% to 16% EPS growth goal for 2004

     DUBLIN, Ohio (July 1, 2004) – Wendy’s International, Inc. (NYSE: WEN) today announced same-store sales for the June period, which ended on June 27, 2004:

AVERAGE	June	June	YTD
SAME-STORE SALES	2004	2003	2004
Wendy’s U.S. Company	2.3%	(1.9%)	7.4%

Wendy’s U.S. Franchise	0.5%	(2.0%)	5.5%

Tim Hortons Canada	7.9%	4.6%	7.2%

Tim Hortons U.S.	9.5%	5.4%	10.3%

     “Tim Hortons® continued to produce very strong sales results in Canada and the U.S.,” said Chairman and Chief Executive Officer Jack Schuessler. “Tim Hortons continues to attract customers with outstanding coffee and is featuring breads, donuts and Timbits® from our Maidstone Bakery. We are excited about our new restaurants in the New England market as all of the 42 former Bess Eaton units are now operating as Tim Hortons.

     “Wendy’s® generated sales growth for the month following a slow start during the first two weeks of the June period, and strengthened towards the end of the month,” said Schuessler.

Same-store sales were impacted by three factors:

•	The Memorial Day holiday was in the June period versus the May period a year ago.

•	Wendy’s ended national advertising for the successful launch of Chicken Temptations™ in late May and advertised its everyday Super Value Menu™ in June, compared to the introduction of the Southwest Chicken Caesar Salad during June a year ago.

•	The Midwest and Upper U.S. markets, where the company store base is more heavily concentrated, experienced wetter weather than normal.

     Wendy’s will introduce in July a new Garden Sensations™ salad featuring Homestyle Chicken strips and will be testing in August new seasonal salads, beef and grilled chicken platters that offer low carbohydrates, and combo meal substitutions. Electronic payment (E-

Pay) will be in more than 90 percent of the system in July, which will enable Wendy’s to promote the payment option in national advertising. Wendy’s also consistently advertises its Super Value Menu as part of a balanced marketing program to ensure its long-term positioning with customers.

     Wendy’s food and labor costs are expected to be on plan for the rest of the year, including beef, chicken and other key commodities. Wendy’s beef costs for the third quarter will be $1.31 per pound versus $1.17 a year ago. Beef costs were $1.23 in the second quarter of 2004.

Company reiterates 13% to 16% EPS growth goal for 2004
     Management reiterated its 2004 EPS growth goal of $2.32 to $2.37, a 13% to 16% increase over its 2004 earnings of $2.05 per share. “We are very proud of our excellent sales and financial results year to date,” said Schuessler.

2nd Quarter earnings disclosure date set for July 22
     Financial results for the second quarter will be published on July 22, with a conference call and webcast to discuss results scheduled for that day.

•	Phone Call: The dial-in number is 877-572-6014 (domestic) or 706-679-4852 (international). No need to register in advance. Please note that instant replay will be available following the conference call. The instant replay number is 800-642-1687 (domestic) and 706-645-9291 (international). The conference ID number is 8534740. Instant replay will be available through midnight Eastern on July 26.

•	A simultaneous web cast will be available at www.wendys-invest.com; the call will also be archived at that site.

Management plans Fall Analyst and Investor Meeting on September 29-30
     The Company will host its Fall Analyst and Investor Meeting on September 29-30, 2004, in Dublin, Ohio. The meeting will highlight innovation at the Wendy’s and Tim Hortons brands, tours to restaurants featuring new designs and technology, and management presentations, which will be available as a webcast.

Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh® Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

     Wendy’s Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,513 restaurants in the United States, Canada and international markets. More information about Wendy’s is available at www.wendys.com.

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are more than 2,363 Tim Hortons restaurants in Canada and more than 227 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has approximately 299 restaurants in the United States. More information about Baja Fresh is available at www.bajafresh.com.

     Cafe Express was founded in 1984 by Robert Del Grande and Lonnie Schiller. The fast-casual, bistro-style restaurant chain has approximately 18 units in Texas. Wendy’s

International, Inc. owns 70% of Cafe Express and the chain’s results were consolidated beginning in February 2004. More information about Cafe Express is available at www.cafe-express.com.

     Pasta Pomodoro was founded in 1994 by Adriano Paganini and operates approximately 36 fast-casual, fresh Italian style restaurants in California and Arizona. Wendy’s International, Inc. owns 25% (fully diluted) of Pasta Pomodoro. More information about Pasta Pomodoro is available at www.pastapomodoro.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.